                                                        Exhibit No. EX-99.d.1.t.

                      DFA INVESTMENT DIMENSIONS GROUP INC.

                     EMERGING MARKETS SOCIAL CORE PORTFOLIO

                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made this 7th day of August,  2006, by and between DFA INVESTMENT
DIMENSIONS GROUP INC., a Maryland  corporation (the "Fund") and DIMENSIONAL FUND
ADVISORS INC., a Delaware corporation (the "Advisor").

     1.  Duties of Advisor.  The Fund  hereby  employs the Advisor to manage the investment and reinvestment of the assets of:

                     Emerging Markets Social Core Portfolio

(the  "Portfolio"),   to  continuously  review,  supervise  and  administer  the
Portfolio's investment program, to determine in its discretion the securities to be purchased or sold and the portion of the Portfolio's assets to be uninvested, to provide the Fund with records  concerning the Advisor's  activities which the
Fund is  required  to  maintain,  and to render  regular  reports  to the Fund's officers  and the Board of  Directors of the Fund,  all in  compliance  with the objectives, policies and limitations set forth in the Portfolio's prospectus and applicable laws and regulations.  The Advisor accepts such employment and agrees to provide, at its own expense, the office space,  furnishings and equipment and the  personnel  required by it to perform the services  described  herein on the terms and for the compensation provided herein.

     2. Portfolio Transactions.  The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the  Portfolio  and is  directed  to use its  best  effort  to  obtain  the best available prices and most favorable executions,  except as prescribed herein. It is understood that the Advisor will not be deemed to have acted  unlawfully,  or to have  breached a  fiduciary  duty to the Fund or to the  Portfolio,  or be in breach  of any  obligation  owing to the  Fund or to the  Portfolio  under  this
Agreement, or otherwise,  solely by reason of its having caused the Portfolio to pay a member of a securities  exchange,  a broker or a dealer a  commission  for effecting a securities  transaction for the Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Advisor  determines in good faith that the commission paid was reasonable in relation to the brokerage or research services  provided by such member,  broker or  dealer,  viewed in terms of that  particular  transaction  or the  Advisor's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.  The Advisor will promptly communicate to the  officers  and  directors  of  the  Fund  such  information  relating  to transactions for the Portfolio as they may reasonably request.

     3.  Compensation  of the  Advisor.  For the  services to be rendered by the
Advisor as  provided in Section 1 of this  Agreement,  the Fund shall pay to the
Advisor,  at the end of each month,  a fee equal to  one-twelfth of 0.55% of the
Portfolio's net assets.  In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated, as applicable.

     4.  Other  Services.  At the  request  of the  Fund,  the  Advisor,  in its discretion,  may  make  available  to the  Fund  office  facilities,  equipment, personnel and other services. Such office facilities,  equipment,  personnel and services shall be provided for or rendered by the Advisor and billed to the Fund at the  Advisor's  cost  and,  where  applicable,  the  cost  thereof  shall  be apportioned  among the several  Portfolios  of the Fund  proportionate  to their respective utilization thereof.

     5.  Reports.  The  Fund and the  Advisor  agree to  furnish  to each  other information  with  regard to their  respective  affairs  as each may  reasonably request.

     6. Status of the  Advisor.  The services of the Advisor to the Fund or with respect to the Portfolio are not to be deemed  exclusive,  and the Advisor shall be free to render  similar  services to others,  as long as its  services to the
Fund or to the Portfolio are not impaired  thereby.  The Advisor shall be deemed to be an independent  contractor and shall,  unless otherwise expressly provided or authorized,  have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     7. Liability of Advisor.  No provision of this Agreement shall be deemed to protect the Advisor against any liability to the Fund or the shareholders of the
Portfolio  to  which  it  might  otherwise  be  subject  by  reason  of  willful misfeasance,  bad faith or gross  negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     8. Permissible Interests. Subject to and in accordance with the charters of the Fund and the Advisor, respectively,  directors, officers and shareholders of the Fund are or may be interested  in the Advisor (or any successor  thereof) as directors, officers or shareholders, or otherwise;  directors,  officers, agents and  shareholders  of  the  Advisor  are or may be  interested  in the  Fund  as directors,  officers,  shareholders  or  otherwise;  and  the  Advisor  (or  any successor) is or may be interested in the Fund as a shareholder or otherwise and the effect of any such interrelationships shall be governed by said charters and the  provisions  of the  Investment  Company Act of 1940,  as amended (the "1940
Act").

     9.  Duration and  Termination.  This  Agreement  shall become  effective on
August 7, 2006 (the "Effective  Date") and shall continue in effect until August
7, 2007, and thereafter,  only if such continuance is approved at least annually by a vote of the Fund's Board of Directors,  including the vote of a majority of the directors who are not parties to this Agreement or interested persons of any such party,  cast in person,  at a meeting called for the purpose of voting such approval.  In addition,  the question of  continuance  of this  Agreement may be presented to the shareholders of the Fund; in such event, such continuance shall be  effected  only if  approved  by the  affirmative  vote of the  holders  of a majority of the respective outstanding voting securities of the Portfolio.

     This Agreement may at any time be terminated without payment of any penalty either by vote of the Board of  Directors  of the Fund or by vote of the holders of a majority of the respective  outstanding voting securities of the Portfolio, on sixty days written notice to the Advisor.

     This  Agreement  shall   automatically   terminate  in  the  event  of  its
assignment.

     This  Agreement  may be terminated by the Advisor after ninety days written notice to the Fund.

     Any notice under this  Agreement  shall be given in writing,  addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this section, the terms "assignment,"  "interested persons," and a "vote of the holders of majority of the outstanding securities" shall have the respective  meanings set forth in Section  2(a)(4),  Section  2(a)(19),  Section
2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

     10. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision,  statute, rule or otherwise,  the remainder of this
Agreement shall not be affected thereby.

     IN WITNESS  WHEREOF,  the parties  hereby have caused this  Agreement to be executed as of the date first written above.

DIMENSIONAL FUND                 DFA INVESTMENT
ADVISORS INC.                    DIMENSIONS GROUP INC.

By:  /s/ Michael T. Scardina     By:  /s/ Jeff J. Jeon
Name:  Michael T. Scardina       Name:  Jeff J. Jeon
Title:  VP & CFO                 Title:  Vice President